Exhibit 10.1

AMENDMENT #2 TO
QTS REALTY TRUST, INC.
2013 EQUITY INCENTIVE PLAN

1.	Section 4.1 of the QTS Realty Trust, Inc. 2013 Equity Incentive Plan (the “Plan”) is hereby amended to delete Section 4.1 in its entirety and replace it with the following:
“4.1	Number of Shares Available for Awards.

Subject to adjustment as provided in Section 18, the number of Shares available for issuance under the Plan shall be Four Million, Seven Hundred Fifty Thousand (4,750,000). Subject to adjustment as provided in Section 18, the number of Shares available for issuance as Incentive Share Options shall be Four Million, Seven Hundred Fifty Thousand (4,750,000). Shares issued or to be issued under the Plan shall be authorized but unissued shares or treasury Shares or any combination of the foregoing, as may be determined from time to time by the Board or by the Committee.”

2.	Section 14.6.4 of the Plan is hereby amended to delete Section 14.6.4 in its entirety and replace it with the following:
“14.6.4	Performance Measures.

The performance goals upon which the payment or vesting of a Performance or Annual Incentive Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures, with or without adjustment:

(a)	funds from operations;
(b)	adjusted funds from operations;
(c)	pretax earnings, net earnings, net income, operating earnings and/or net operating income;
(d)	earnings per share;
(e)	share price, including growth measures and total shareholder return;
(f)	earnings before interest and taxes;
(g)	earnings before interest, taxes, depreciation and/or amortization;
(h)	adjusted earnings before interest, taxes, depreciation and/or amortization;
(i)	monthly recurring revenue;
(j)	return measures, including return on assets, capital, investment, equity, sales or revenue;
(k)	cash flow, including operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment;
(l)	booked-not-billed balances;
(m)	leasing measures, including rental churn;
(n)	targets with regard to our product offering;
(o)	expense targets;
(p)	market share;
(q)	financial ratios as provided in credit agreements of the Company and its subsidiaries;
(r)	working capital targets;
(s)	completion of asset acquisitions, dispositions or development and/or achievement of acquisition, disposition or development goals;
(t)	revenues under management;

(u)	distributions to shareholders;
(v)	customer satisfaction measures;
(w)	net promoter scores;
(x)	employee diversification measures;
(y)	employee satisfaction measures;
(z)	employee retention measures; and
(aa)	any combination of any of the foregoing business criteria.

Business criteria may be (but are not required to be) measured on a basis consistent with U.S. Generally Accepted Accounting Principles.

Any Performance Measure(s) may be used to measure the performance of the Company, Subsidiary, and/or Affiliate as a whole or any business unit of the Company, Subsidiary, and/or Affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparable companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Measure (f) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Section 14.”

3.	This Amendment shall become effective upon receipt of the necessary approval of the stockholders of QTS Realty Trust, Inc. (the “Company”) at the Company’s 2015 Annual Meeting of Stockholders.
4.	Except as set forth above, the terms of the Plan shall be unchanged.

QTS Realty Trust, Inc.

/s/ Shirley E. Goza

By: Shirley E. Goza
Title: Secretary & General Counsel